UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2005

US UNWIRED INC.

(Exact name of registrant as specified in its charter)

Louisiana	000-22003	72-1457316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Lakeshore Drive, Lake Charles, Louisiana	70601
(Address of principal executive offices)	(Zip Code)

(337) 436-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 12, 2005, subsequent to the public announcement of the execution of the Agreement and Plan of Merger (the “Merger Agreement”), dated July 10, 2005 by and among UK Acquisition Corp. (the “Purchaser”), a wholly owned subsidiary of Sprint Corporation (“Sprint”), Sprint and US Unwired Inc. (the “Company”) pursuant to which the Purchaser will make a cash tender offer for all of the shares of common stock of the Company and will subsequently be merged with and into the Company (the “Merger”), Don Feyler (the “Plaintiff’) filed a motion for leave to file a Verified Second Amended Shareholder Derivative and Class Action complaint in his ongoing shareholder derivative action against certain executive officers and directors of the Company. In the proposed amended complaint, Plaintiff seeks to add an additional claim against the Company’s current directors for breach of the duties of care, loyalty, candor and independence owed to the public shareholders of the Company. Plaintiff alleges that the current directors have violated their fiduciary duties by entering into the Merger Agreement with Sprint to insulate themselves from liability and without regard to the fairness of the transaction to the Company’s shareholders. Plaintiff’s proposed amended complaint alleges the new claim as a putative class action, seeks to enjoin the Merger, and requests other relief including an undisclosed amount of damages, costs, and expert and attorney fees. The motion for leave is expected to be heard on August 3, 2005. As of July 15, 2005, Plaintiff had not asked the court to set a date for any injunction motion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US UNWIRED INC.

Date: July 15, 2005	By:	/s/ Jerry E. Vaughn
Jerry E. Vaughn Chief Financial Officer